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                                                Filed Pursuant To Rule 424(b)(3)
                                                      Registration No. 333-34408

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                          PROSPECTUS SUPPLEMENT NO. 1
                      (To Prospectus Dated April 10, 2000)
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                          EXODUS COMMUNICATIONS, INC.

                      Up to 393,368 Shares of Common Stock

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   This prospectus supplement relates to the resale by the former stockholders of Key Labs, Inc., and their respective transferees, pledgees and donees, of shares of common stock issued by Exodus in connection with its acquisition of Key Labs, Inc.

   This prospectus supplement should be read in conjunction with the prospectus dated April 10, 2000, which is to be delivered in conjunction with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

   The information in the table appearing under the heading "Selling Stockholders" in the prospectus is superseded in part by the information appearing in the table below. The amounts below do not reflect the 2 for 1 split of Exodus Common Stock occurring on June 7, 2000.

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
                                         Shares owned   Shares   Shares owned
Name                                    before offering offered after offering
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
Newman Family Trust (2)................     30,708      30,708        --
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The Church of Jesus Christ of Latter
 Day Saints............................      1,647       1,647        --

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(2) The Newman Family Trust has transferred 1,647 shares to The Church of Jesus
    Christ of Latter Day Saints by gift.

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   Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of this prospectus.

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   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is September 18, 2000